Exhibit 99.5

Consent to be Named as a Director Nominee

In connection with the filing by Titan Acquisition Corp of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named as a nominee to the board of directors of Titan Acquisition Corp in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: March 19, 2025
	By:	/s/ Walter Beach
	Name:	Walter Beach